SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2013

HITTITE MICROWAVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51448	04-2854672
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

2 Elizabeth Drive, Chelmsford, Massachusetts 01824

(Address of principal executive offices) (Zip Code)

(978) 250-3343

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2013 our Board of Directors elected Gregory R. Beecher as a member of our Board of Directors. Mr. Beecher was also appointed to serve as a member of the Audit Committee of the Board.

Mr. Beecher brings a significant level of industry and financial expertise to Hittite Microwave Corporation.  He has served as Chief Financial Officer of Teradyne, Inc., a manufacturer of automatic test equipment for the semiconductor industry, since 2001 and as its Treasurer since 2007.  Prior to joining Teradyne, Mr. Beecher was a partner at PricewaterhouseCoopers LLP, where he had an 18-year career in public accounting.  He also serves on the Board of Directors of MKS Instruments, Inc., where he is the Audit Committee Chairman.  Mr. Beecher received a B.S. from the University of Hartford and M.S. in Accounting from Northeastern University.

Pursuant to our compensation policy for non-employee directors, Mr. Beecher is entitled to receive equity-based compensation in the form of awards under our 2005 Stock Incentive Plan, and also to receive cash fees as follows: as a non-employee director he will receive an annual cash fee in the amount of $32,000, and as a member of our audit committee he will receive an additional annual cash fee of $8,000. In addition, each non-employee director who is first elected to the board, or who is elected to an additional one-year term at any annual meeting of stockholders, receives upon such election a restricted stock award of a number of shares of our common stock, fixed on the date of grant, that has a fair market value on the date of grant equal to $130,000.

Our press release announcing the election of Mr. Beecher is attached as Exhibit 99.1 to this Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1.       Press Release, dated June 18, 2013, entitled “Hittite Microwave Corporation Elects Gregory R. Beecher to Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HITTITE MICROWAVE CORPORATION

	By:	/s/ William W. Boecke
William W. Boecke
Chief Financial Officer

Date: June 18, 2013